UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM  8-K

CURRENT  REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)    May 10, 2007

Microfield Group, Inc.
(Exact name of registrant as specified in its charter

Oregon	000-26226	93-0935149
(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

111 SW Columbia, Suite 480, Portland, OR		97201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (503) 419-3580.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 10, 2007, the Board of Directors of Microfield Group, Inc. (“MICG”) appointed Kurt E. Yeager to serve on its Board of Directors, effective immediately.  In connection with his appointment, Mr. Yeager was granted a common stock option to purchase 50,000 shares of MICG common stock at the market closing price of $0.81 per share.

Mr. Yeager has more than 30 years of experience in the energy industry and energy research and was the past President and Chief Executive Officer of the Electric Power Research Institute (“EPRI”), the national collaborative research and development organization for electric power.  Under Mr. Yeager's leadership, EPRI evolved from a non-profit electric power research institute into a family of companies encompassing collaborative and proprietary R&D as well as technical solution applications for the electricity enterprise in the U.S. and over 40 other countries.  As CEO, Mr. Yeager also led the electricity enterprise-wide collaborative development of the landmark Electricity Technology Roadmap, and the Electricity Sector Framework for the Future.

Mr. Yeager also served as the director of Energy R&D Planning for the EPA Office of Research.  Prior to that he was with the MITRE Corporation as associate head of the Environmental Systems Department.

There is no arrangement or understanding pursuant to which Mr. Yeager was selected as a director.  As of the date of this filing, Mr. Yeager has not been appointed to any committees of the Board of Directors, and the Board of Directors has not yet determined which, if any, committees Mr. Yeager will be appointed to in the immediate future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microfield Group, Inc.

Date May 15, 2006	By:	/s/ A. Mark Walter
A. Mark Walter, President